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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

                                                           For More Information,
                                                                  Please Contact
                                  John Heyman - Executive Vice President and CFO
                                                                  (770) 576-6705
                            Melissa Portell - Radiant Systems Investor Relations
                                                                  (770) 576-6577

Radiant Systems Acquires TimeCorp

Atlanta, June 22, 2000 -- Radiant Systems, Inc. (NASDAQ: RADS) announced today that it has acquired TimeCorp, a workforce management and planning software business operation owned by VeriFone, Inc., a subsidiary of Hewlett-Packard (NYSE: HWP). The transaction includes the purchase of substantially all of the assets of TimeCorp, including software products, intellectual property and
client contracts.   Terms of the transaction were not disclosed.

Headquartered in Atlanta, TimeCorp develops and deploys a complete suite of workforce management applications that enable its clients to be more productive and profitable as they compete in diverse industries such as general retail, grocery, automotive, hotels, and food service. TimeCorp has its software installed in more than 15,000 sites across all industries.

Erez Goren, Co-Chairman and Chief Executive Officer of Radiant Systems, said, "Workforce management is one of the most significant issues facing retailers today. Labor accounts for one of the largest expenses in any retail operation and employee management and retention are significant operational challenges in these typically high turnover industries. In addition to driving labor productivity, effective workforce management solutions help retailers more effectively serve their customer--the consumer. To effectively recruit, retain, and manage employees, retailers need a comprehensive enterprise wide solution." Mr. Goren continued, "After a thorough search and analysis, we determined that TimeCorp not only has best-in-class products, but the deep development and management expertise necessary to continue to be a leader in this important area."
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TimeCorp offers two solutions to the retail industry, Visual Labor Management
(VLM) and Visual Executive Management (VEM). VLM offers a complete range of labor management software for the site including punch to pay, time and attendance, forecasting, human resource management, and commissions management. VEM provides retailers with powerful enterprise-wide budgeting, operational benchmarking, and analysis capabilities. These offerings strengthen Radiant's suite of world-class horizontal applications that deliver value across all segments of retail. Radiant Systems delivers a number of management applications to retailers as part of its Web-enabled suite of software called Wave(TM). The centrally hosted, Internet-enabled environment of Wave(TM) allows for rapid implementation of the software and ease of access to data and tools via a standard Web browser.

Company Information

Radiant Systems, Inc. (NASDAQ: RADS) is a leader in delivering innovative technology solutions to businesses that serve the consumer. These solutions include transaction-processing and management systems that support enterprise processes for clients ranging in size from multi-national to single-site operators. Radiant's mission is to use its technology to eliminate billions of dollars of operational and logistical inefficiencies from the markets that the company serves. Headquartered in Atlanta, Radiant Systems (www.radiantsystems.com) also provides comprehensive client care and consulting
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services to maximize speed of implementation and the client's return on investment. Radiant's solutions are deployed at hundreds of companies worldwide and currently process more than two billion transactions annually.

TimeCorp (www.timecorp.com) is one of the world's leading developers and
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marketers of labor management software solutions. Its Visual Labor Management and Visual Executive Management software have revolutionized the market for activity-based costing of labor management. The company's systems are used in more than 15,000 supermarkets, restaurants and retail stores worldwide. TimeCorp has been focused on the effective management of employees since 1988.
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Hewlett-Packard Company, a leading global provider of computing and imaging solutions and services, is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an internet infrastructure that's always on. HP has 86,000 employees worldwide and had total revenue from continuing operations of $42.4 billion in its 1999 fiscal year. Information about HP and its products can be found on the World Wide Web at (http://www.hp.com/).
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Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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